Exhibit 14.1

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AUDIOEYE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(as of December 7, 2018)

I.	Introduction

AudioEye, Inc. and its subsidiaries (the “Company” or “AudioEye”) will conduct its business honestly and ethically wherever we operate. We will constantly attempt to improve the quality of our services, products and operations and will maintain a reputation for honesty, fairness, respect, responsibility, integrity, trust and sound business judgment. No illegal or unethical conduct on the part of our directors, officers or employees or their affiliates is in the Company’s best interest. The Company will not compromise its principles for short-term advantage. The honest and ethical performance of the Company is the sum of the ethics of the men and women who work here. Therefore, we are all expected to adhere to high standards of personal integrity.

This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s other agents and representatives, including consultants.

In accordance with applicable law, this Code will be filed with the Securities and Exchange Commission (the “SEC”), posted on the Company’s website and/or otherwise made available for examination by our stockholders. We expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as specifically provided, directors, in connection with their activities related to the Company.

YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. IN ADDITION, YOU SHOULD BE ALEART TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION. [SECTION] BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU.

II.	Compliance with Applicable Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All directors, officers and employees must respect and obey the laws, rules and regulations of the United States and of the cities, states and countries in which we operate. While you are not expected to memorize every detail of the applicable laws, rules and regulations, you must have sufficient understanding to be able to determine when to seek advice. In particular, all directors, officers and employees must comply with federal securities laws, and rules and regulations that govern the Company. Our employees are expected to comply with the applicable laws in all countries in which they work or to which they travel. You should be aware that all conduct and records, including emails, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

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III.	Avoidance of Conflicts of Interest

The Company’s directors, officers and employees must never permit their personal interests to conflict, or even appear to conflict, with the interests of the Company. A “conflict of interest” exists when a person’s private interests interfere in any way, or even appear to interfere, with the Company’s interests. A conflict situation can arise when a director, officer or employee takes actions, or has interests, that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of the obligations of, directors, officers and employees and their family members may create conflicts of interest and may also be illegal.

For example, it is a conflict of interest for a director, officer or employee to work simultaneously for a competitor or customer, even as a consultant or board member. Each director, officer and employee must be particularly careful to avoid representing the Company in any transaction with a third party with whom the director, officer or employee has any outside business affiliation or relationship. The best policy is to avoid any direct or indirect business connection with our customers and competitors, except on our behalf.

Conflicts of interest (including both actual and apparent conflicts of interest) are prohibited under this Code except in limited cases under guidelines or exceptions specifically approved in advance by the Company’s Board of Directors. Executive officers and directors may seek authorizations and determinations from the Audit Committee. With respect to executive officers and directors, notwithstanding anything to the contrary herein, the only action or relationship that shall be deemed a conflict is one that meets the requirement for disclosure under the Company’s Related Person Transaction Policy pursuant to Item 404 of Regulation S-K (“Related Party Transactions”). Related Party Transactions shall be approved by the Audit Committee as required by applicable laws and regulations.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Company’s Chief Financial Officer (“CFO”) or Chief Executive Officer (“CEO”). Any director, officer or employee who becomes aware of any transaction or relationship that is a conflict of interest or a potential conflict of interest should bring it to the attention of our CFO or CEO.

IV.	CORRUPTION AND BRIBERY

AudioEye strictly forbids its employees, directors, contractors or business partners from offering or giving to any person, or soliciting or accepting from any person bribes, kickbacks, preferential benefits or other similar remuneration or consideration. We abide by anti-corruption laws everywhere we do business without exception. The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Therefore, this Code strictly prohibits making illegal payments to government officials of any country.

Anti-corruption laws also prohibit making such payments to persons who are not government officials. This is known as “commercial bribery.” And they prohibit not only giving bribes, but also offering (even if the offer is not accepted), and soliciting or accepting bribes.

We must also do our utmost to ensure that our agents, consultants, and other third parties refrain from engaging in corrupt practices on our behalf. We cannot make any payment to a third party if it will be used to make an improper payment. We should perform due diligence on our business partners to avoid working with parties engaging in corrupt practices.

Bribery can have very serious consequences for the individuals involved and for AudioEye. The anti-corruption laws are complicated. If you have any questions, please contact the COO or CEO.

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V.	GIFTS AND ENTERTAINMENT

Gifts and entertainment are meant to create goodwill and sound working relationships. They are not to be used to gain improper advantage with customers or suppliers or to facilitate approvals from government officials. The Company’s directors, officers and employees are also prohibited from receiving or providing gifts, gratuities, fees or bonuses as an inducement to attract or influence business activity. We must be cautious when giving gifts to customers, business partners and government representatives to avoid even the appearance of bribery or impropriety. You also should not give or accept gifts or entertainment if they reasonably may be considered to affect your judgment or performance of your duties, to influence business decisions, or to create a real or apparent sense of obligation.

We may give or accept business-related meals, entertainment and token gifts provide they: (a) are consistent with customary business practices; (b) is not excessive in value; (c) cannot be construed as a bribe or payoff; and (d) does not violate any laws or regulations. These principles apply to our transactions everywhere we do business. No cash gifts may ever be provided. Please discuss with our COO or CEO any entertainment or gift that you are not certain is appropriate.

VI.	Confidential Information

Our directors, officers and employees will often come into contact with, or have possession of, confidential information about the Company or our suppliers, customers or affiliates, and they must take all appropriate steps to assure that the confidentiality of such information is maintained. Confidential information includes all nonpublic information that might be of use to competitors or harmful to the Company if disclosed. It also includes nonpublic information that our suppliers, customers or affiliates have entrusted to us.

Confidential information, whether it belongs to the Company or any of our suppliers, customers or affiliates, may include, among other things, strategic business plans, actual operating results, projections of future operating results, marketing strategies, customer lists, personnel records, proposed acquisitions and divestitures, new investments, changes in dividend policies, the proposed issuance of additional securities, management changes or manufacturing costs, processes and methods. Confidential information about our Company and other companies, individuals and entities must be treated with sensitivity and discretion and only be disclosed to persons within the Company whose positions require use of that information or if disclosure is required by applicable laws, rules and regulations.

You should also take care not to inadvertently disclose confidential information:

•	Securely store any materials that contain confidential information, such as memos, notebooks, computer disks, mobile devices, memory sticks and laptop computers;

•	Posting or discussing information concerning or business, information or prospects on the Internet is prohibited without proper authorization;

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•	Do not discuss our business information or prospects in any “chat room” or on social media, regardless of whether you use your own name or a pseudonym; and

•	Be caution when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas such as hallways outside of AudioEye offices.

All AudioEye emails, voicemails and other communications are presumed to be business confidential and should not be forwarded or otherwise disseminated outside of AudioEye, except where required for legitimate business purposes. You should consult with our COO or CEO concerning any confidential information that you believe may need to be disclosed to third parties under any applicable laws, rules or regulations.

VII.	Insider Trading

Trading in the Company’s securities is covered by the Company’s Insider Trading Policy, which Policy is hereby incorporated in its entirety in this Code. The Policy is acknowledged annually by all insiders of the Company. If you would like to receive a copy of the Insider Trading Policy or have any questions regarding such Policy, please contract our legal counsel.

VIII.	Public Disclosure of Information Required by the Securities Laws

The Company is a public company that is required to file various reports and other documents with the SEC. An objective of this Code is to ensure full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or otherwise submit to, the SEC and in the press releases and other public communications that we distribute.

The federal securities laws, rules and regulations require the Company to maintain “disclosure controls and procedures,” which are controls and other procedures that are designed to ensure that financial information and non- financial information that is required to be disclosed by us in the reports that we file with or otherwise submit to the SEC (i) is recorded, processed, summarized and reported within the time periods required by applicable federal securities laws, rules and regulations and (ii) is accumulated and communicated to our management, including our President or COO or CEO, in a manner allowing timely decisions by them regarding required disclosure in the reports.

Some of our directors, officers and employees will be asked to assist management in the preparation and review of the reports that we file with the SEC, including recording, processing, summarizing and reporting to management information for inclusion in these reports. If you are asked to assist in this process, you must comply with all disclosure controls and procedures that are communicated to you by management regarding the preparation of these reports. You must also perform with diligence any responsibilities that are assigned to you by management in connection with the preparation and review of these reports, and you may be asked to sign a certification to the effect that you have performed your assigned responsibilities.

SEC regulations impose upon our President, CEO and COO various obligations in connection with annual and quarterly reports that we file with the SEC, including responsibility for:

•	establishing and maintaining disclosure controls and procedures and internal control over financial reporting that, among other things, ensure that material information relating to the Company is made known to them on a timely basis;

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•	designing the Company’s internal control over financial reporting to provide reasonable assurances that the Company’s financial statements are fairly presented in conformity with generally accepted accounting principles;

•	evaluating the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting;

•	disclosing (i) specified deficiencies and weaknesses in the design or operation of the Company’s internal control over financial reporting, (ii) fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and (iii) specified changes relating to the Company’s internal control over financial reporting; and

•	providing certifications in the Company’s annual and quarterly reports regarding the above items and other specified matters.

This Code requires our President or CEO and COO to carry out their designated responsibilities in connection with our annual and quarterly reports, and this Code requires you, if asked, to assist our executive officers in performing their responsibilities under these SEC regulations.

IX.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Also, business expense accounts must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask our COO.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately and appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s internal control over financial reporting and disclosure controls and procedures. All transactions must be recorded in a manner that will present accurately and fairly our financial condition, results of operations and cash flows and that will permit us to prepare financial statements that are accurate, complete and in full compliance with applicable laws, rules and regulations. Unrecorded or “off the books” funds or assets should not be maintained unless expressly permitted by applicable laws, rules and regulations.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memoranda and formal reports.

Records should be retained in accordance with the Company’s record retention policies, and records should be destroyed only if expressly permitted by our record retention policies and applicable laws, rules and regulations. If you become the subject of a subpoena, lawsuit or governmental investigation relating to your work at the Company, please contact our CEO or COO immediately.

X.	Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of the Company’s property or confidential information or as a result of their position with the Company, except upon the prior written consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain; no director, officer or employee may use Company contacts to advance his or her private business or personal interests at the expense of the Company or its customers, suppliers or affiliates; and no director, officer or employee may directly or indirectly compete with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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XI.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantage through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. It is a violation of federal law to engage in deceptive, unfair, or unethical practices and to make misrepresentations in connection with sales activities. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and affiliates. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable laws, rules and regulations.

XII.	Protection and Proper Use of Company Assets

Directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use of items such as telephones and computers may be permitted pursuant to written policies approved by the Board of Directors.

The obligation of directors, officers and employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

XIII.	Discrimination and Harassment

The diversity of the Company’s directors, officers and employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

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XIV.	Health and Safety

The Company strives to provide each director, officer and employee with a safe and healthful work environment. Each director, officer and employee has responsibility for maintaining a safe and healthy workplace for all other persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Directors, officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

XV.	Waivers and Amendments of the Code of Business Conduct and Ethics

A waiver of any provision of this Code may be granted to any director, officer or employee only by the Company’s Board of Directors, or a designated committee of the Board of Directors to the extent permitted by the rules of the NASDAQ Capital Market Exchange, and any such waiver promptly will be publicly disclosed to the extent required by law or stock exchange regulations.

This Code can be amended only by the Board of Directors, and any such amendment promptly will be publicly disclosed as required by law or stock exchange regulations.

XVI.	Enforcement of the Code of Business Conduct and Ethics

A violation of this Code by any director, officer or employee will be subject to disciplinary action, including possible termination of employment. The degree of discipline imposed by the Company may be influenced by whether the person who violated this Code voluntarily disclosed the violation to the Company and cooperated with the Company in any subsequent investigation. In some cases, a violation of this Code may constitute a criminal offense that is subject to prosecution by federal or state authorities.

XVII.	Whistleblower Protection

Directors, officers and employees should promptly report any unethical, dishonest, illegal acts or intentions, violations of the Company’s codes, policies and procedures or compromise of the Company’s reputation. The application information should be sent to whistleblower@audioeye.com. Complaints with respect to questionable accounting or auditing matters should be directed to the Chairman of the Audit Committee and sent to whistleblower@audioeye.com. All submissions will remain confidential.

If you ever have any doubt about whether your conduct or that of another person is unethical, dishonest, illegal, violates the Company’s codes, policies and procedures or compromises of the Company’s reputation, please discuss the issue with the Company’s Chief Executive Office or Chief Operating Officer.

The Company will not allow retaliation for a report of any unethical, dishonest, illegal acts or intentions, violations of the Company’s codes, policies and procedures or compromise of the Company’s reputation, if the report about another person’s conduct is made in good faith to a director, officer or employee or to whistleblower@audioeye.com. Directors, officers and employees are expected to cooperate during internal investigations regarding possible unethical, dishonest, illegal acts or intentions, violations of Company’s codes, policies and procedures or compromise of the Company’s reputation.

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XVIII.	compliance standards and procedures

If you have any questions or concerns related to the Code or wish to report any violations of the Code, the resources available to you include:

•	Your manager. He or she may have the information you need or may be able to refer your question to another appropriate source.
•	When you would prefer not to go to your manager, you should fee free to discuss your questions or concerns with the Chief Operating Officer.
•	If you are uncomfortable contacting your manager or Chief Operating Officer, please contact our Chief Financial Officer.

If you become aware of a suspected or actual violation of this Code, you must report it immediately. You are expected to promptly provide a resource noted above with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. If there is an investigation, all employees are expected to cooperate any time they are approached during a Company investigation. This includes any employee whose conduct is the subject of an investigation. To the extent permitted by applicable law, failure to fully cooperate in an investigation may be viewed as grounds for disciplinary action, up to and including termination.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned hereby acknowledges and certifies that the undersigned:

i.	has read and understands the AudioEye, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”);

ii.	understands that AudioEye, Inc.’s CEO and COO are available to answer any questions the undersigned has regarding the Code of Ethics; and

iii.	will continue to comply with the Code of Ethics for as long as the undersigned is subject thereto.

Signature:

Date:

Print Name:

[Code of Business Conduct and Ethics]

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